EXHIBIT 10.5

TERRA ENERGY & RESOURCE TECHNOLOGIES, INC.

99 Park Avenue, 16th Floor

New York, New York 10016

December 20, 2007

Dmitry Vilbaum

15 Groton Street

Forest Hills, NY 11375

Re: Employment Agreement

Dear Dmitry:

As you have been informed by us, Terra Energy & Resource Technologies, Inc. (the “Company”) expects to enter into a Securities Purchase Agreement with at third party, Esterna Ltd, which is anticipated to close in December 2007 (the “Purchase Agreement”). As a material inducement to Esterna to enter into the Purchase Agreement and other good and valuable consideration the receipt of which is hereby acknowledged, you, you, on behalf of yourself, your heirs, privies, executors, administrators, estate, agents and assigns hereby agree to the termination of that certain written Employment Agreement, dated as of June 13, 2005, as may have been amended and supplemented to date (collectively, “Employment Agreement”) between the Company and you as of the date hereof. The Addendum to the Employment Agreement, dated as of September 17, 2007, regarding the termination of stock options shall remain effective. The parties acknowledge that there exists no other written employment agreement between you, on one hand, and the Company and its subsidiaries, on the other hand. In addition, you, on behalf of yourself, your heirs, privies, executors, administrators, estate, agents and assigns release and forever discharge the Company and its subsidiaries and their respective shareholders, officers, directors, estates, affiliates, assigns, successors-in-interest, agents, advisors and employees (collectively, the “Released Parties”), from any and all actions, causes of action and claims whatsoever, known or unknown, suspected or unsuspected, you have ever had, now have, or shall have against any of the Released Parties from the beginning of time for obligations arising out of or in connection to the Employment Agreement or its termination, including any claims for severance of post-termination payments, and the Released Parties release you from any and all actions, causes of action and claims whatsoever, known or unknown, suspected or unsuspected, any of them have ever had, now have, or shall have against you from the beginning of time arising out of or in connection to the Employment Agreement or the termination thereof.

Nothing herein precludes the parties from entering into mutually agreeable new compensation arrangements in consideration of other obligations due to you by the Company, including for your prior consent to the postponement and/or deferral of salaries and benefits which were due to you under the Employment Agreement, your waiver of past salary pursuant to certain letter agreement between the parties of even date, and other consideration given by you to the Company. You will continue to maintain your present office(s)/position(s) on an at-will basis, subject to the parties entering into a new written employment agreement, which is anticipated to be agreed upon and entered and effective in conjunction with the closing of a contemplated Securities Purchase Agreement between the Company and Esterna Ltd, which is anticipated to close in December 2007.

Sincerely,

Terra Energy & Resource Technologies, Inc.

(on behalf of itself and its subsidiaries)

By: /s/ Ivan Railyan
Name:	Ivan Railyan
Title:	Director

Agreed to and confirmed:

/s/ Dmitry Vilbaum

Dmitry Vilbaum